Exhibit 99.1

FOR RELEASE:	July 10, 2014

Lisa F. Campbell	Mark A. Holmes
Executive Vice President	President and Chief Executive Officer
Chief Financial Officer and Chief Operating Officer	Select Bancorp, Inc.
New Century Bancorp, Inc.	Office: 252-353-5730
Office: 910-892-7080 and Direct: 910-897-3660	mholmes@selectbankandtrust.com
lisac@newcenturybanknc.com	SelectBankandTrust.com
NewCenturyBankNC.com

NEW CENTURY BANK AND SELECT BANK

RECEIVE REGULATORY APPROVALS FOR MERGER

The combined company is projected to have $805.0 million in total assets and 14 branches serving 11 North Carolina communities.

DUNN, NC and GREENVILLE, NC . . . New Century Bancorp, Inc. (“New Century”) (NASDAQ: NCBC), the holding company for New Century Bank, and Select Bancorp, Inc. (“Select”), the holding company for Select Bank & Trust Company, today jointly announced receipt of regulatory approval from both the Federal Deposit Insurance Corporation (FDIC) and the North Carolina State Banking Commission for the merger of the two subsidiary banks. The merger was previously approved by the boards of directors of both companies and it was announced on May 27, 2014, that shareholders of both companies also had approved the merger.

The transaction is expected to close July 25, 2014 pending final regulatory approval of the merger of the two parent companies. The combined bank, which will be named Select Bank as of Monday, July 28, 2014, will have 14 branches.

New Century Bank, which first opened for business in 2000, operates eight branches in the eastern North Carolina communities of Dunn, Clinton, Fayetteville (2), Goldsboro, Lillington, Lumberton and Raleigh and a loan production office (LPO) in Greenville. Total assets, deposits, and loans for New Century Bancorp as of March 31, 2014, were $520.3 million, $441.3 million, and $345.8 million, respectively.

Select Bank & Trust Company, which opened for business in 2004, maintains six North Carolina banking offices in Greenville (2), Burlington, Elizabeth City, Gibsonville and Washington. Select Bancorp, Inc. reported total assets, deposits and loans of $279.4 million, $223.3 million and $220.8 million, respectively, as of March 31, 2014.

Projected total assets, deposits and loans of the combined company are $805.0 million, $667.0 million and $561.0 million, respectively.

“We are pleased to have received these approvals,” said William L. Hedgepeth, president and CEO of both New Century Bancorp and New Century Bank. “Now, we are moving forward together as a strong community banking franchise.” Hedgepeth will serve as president and CEO of the combined company, Select Bancorp, Inc., and bank, Select Bank and Trust Company, as of July 25, 2014.

According to Mark A. Holmes, president and CEO of the current Select Bancorp, Inc. and Select Bank and Trust Company, “We’ve got a great team and they are already hard at work. I look forward to seeing all we can do together for our customers and our communities.” Holmes will serve as executive vice president and chief operating officer of the combined bank as of July 25, 2014.

Under the terms of the agreement, shareholders of Select common stock will receive 1.8264 shares of New Century common stock for each share of Select common stock, for an implied value of approximately $29.2 million in the aggregate, based on 2,418,347 shares of Select common stock outstanding as of June 30, 2014, and the $6.60 per share closing price of New Century common stock on July 9, 2014, valuing each share of Select common stock at approximately $12.05 per share.

In addition, each share of Select’s issued and outstanding preferred stock will be exchanged for one share of newly issued New Century preferred stock having terms substantially identical to the Select preferred stock. All of the issued and outstanding shares of Select’s preferred stock are held by the Secretary of the United States Treasury and were issued in connection with Select’s participation in the Small Business Lending Fund.

New Century Bancorp, Inc. was advised by Janney Montgomery Scott LLC and Wyrick Robbins Yates & Ponton LLP served as New Century’s legal counsel. Select Bancorp, Inc. was advised by Smith Capital, Inc. and Williams Mullen served as Select’s legal counsel.

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New Century Bancorp, Inc.

New Century Bancorp, Inc. is a bank holding company headquartered in Dunn, North Carolina whose wholly-owned subsidiary, New Century Bank, is a state chartered commercial bank insured by the Federal Deposit Insurance Corporation (FDIC). New Century Bank operates eight banking offices located in Clinton, Dunn, Fayetteville (2), Goldsboro, Lillington, Lumberton, and Raleigh and a loan production office in Greenville, North Carolina. New Century Bancorp, Inc. stock can be found on the NASDAQ Global Market trading under the symbol NCBC. Investors can access additional corporate information, product descriptions and online services through the Bank’s website at www.NewCenturyBankNC.com.

Select Bancorp, Inc.

Select Bancorp, Inc. is a bank holding company headquartered in Greenville, North Carolina whose wholly-owned subsidiary, Select Bank & Trust Company, is a state-chartered commercial bank insured by the FDIC. Select Bank & Trust Company has six branch offices in the following North Carolina communities: Greenville (2), Burlington, Elizabeth City, Gibsonville, and Washington. More information can be obtained by visiting Select's web site at www.SelectBankandTrust.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future” or the negative of those terms or other words of similar meaning. You should read statements that contain these words carefully because they discuss our future expectations or state other “forward-looking” information. These forward-looking statements involve a number of risks and uncertainties.

New Century and Select caution readers that any forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement. Such forward-looking statements include, but are not limited to, statements about the benefits of the proposed merger involving New Century and Select, New Century’s and Select’s plans, objectives, expectations and intentions, the expected timing of completion of the transaction and other statements that are not historical facts. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in New Century’s filings with the SEC. These include risks and uncertainties relating to: the risk that New Century or Select may be unable to obtain required regulatory approvals, or required regulatory approvals may delay the merger; the risk that a condition to closing of the merger may not be satisfied; the timing to consummate the proposed merger; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the merger may not be fully realized or may take longer than expected; disruption from the transaction making it more difficult to maintain relationships with customers and employees; the diversion of management time on merger-related issues; general worldwide economic conditions and related uncertainties; the effect of changes in governmental regulations; and other factors. Each forward-looking statement speaks only as of the date of the particular statement and except as may be required by law, neither New Century Bank nor Select undertakes any obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Source

New Century Bancorp, Inc. and Select Bancorp, Inc.